Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

1.Registration Statement (Form S-3 No. 333-186111) of Franklin BSP Realty Trust, Inc.,
2.Registration Statement (Form S-3 No. 333-261039) of Franklin BSP Realty Trust, Inc., and
3.Registration Statement (Form S-8 No. 333-261041) pertaining to the Franklin BSP Realty Trust, Inc. 2021 Equity Incentive Plan:

of our report dated March 16, 2023, with respect to the consolidated financial statements and schedule of Franklin BSP Realty Trust, Inc. and the effectiveness of internal control over financial reporting of Franklin BSP Realty Trust, Inc. included in this Annual Report (Form 10-K) of Franklin BSP Realty Trust, Inc., for the year ended December 31, 2022.

/s/ Ernst & Young LLP

New York, New York
March 16, 2023